  News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES LETTER OF INTENT WITH STATOIL

FOR SEABED SEISMIC SYSTEM

Houston, Texas - September 4, 2012 - OYO Geospace (NASDAQ: OYOG) today announced that it has accepted a non-binding letter of intent with the international energy company Statoil to provide 600 kilometers of seabed seismic reservoir monitoring system for the Snorre and Grane fields on the Norwegian continental shelf. Under the letter of intent, Statoil is contractually obligated to pay OYO Geospace $2.5 million for certain pre-award work related to a potential final contract. The final contract, if it is awarded in October 2012 contingent on partner approval, as the letter of intent anticipates, would result in total revenue of approximately $160 million over a three-year period.

The letter of intent is cancellable by Statoil at any time prior to the execution of definitive contract documentation.  At this time, there can be no assurance that definitive contract documentation will be agreed and entered into, or that OYO Geospace will receive the benefits of the proposed contract.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.